EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CKE Restaurants, Inc.:
We consent to the use of our reports dated March 28, 2007, with respect to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2007, and the effectiveness of internal control over financial reporting as of January 31, 2007, incorporated herein by reference.
Our report on the consolidated financial statements refers to CKE Restaurants, Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, a change in the method of quantifying errors in fiscal 2007 and the restatement of the consolidated financial statements for fiscal 2006.
/s/ KPMG LLP
Costa Mesa, California
June 26, 2007